Exhibit 10.9

MANAGEMENT AGREEMENT

     This Management Agreement (“Agreement”) is made as of December 1, 2003, between the Grand Prairie Housing Finance Corporation, a public non-profit housing finance corporation (the “Issuer”) and CGI Management, Inc., a Delaware corporation (the “Manager”).

1.	Appointment and Acceptance. The Issuer appoints the Manager as exclusive agent for the management of the Project described in Section 2 of this Agreement, and the Manager accepts the appointment, subject to the terms and conditions set forth in this Agreement. The Manager acknowledges that it will manage the Project on behalf of and under the control of the Issuer and Majority Holder, if any, (as such term is defined in the Indenture) in a manner consistent with the requirements and limitations set forth in this Agreement, in accordance with the Facility Standard, all applicable laws and regulations and in manner reasonably calculated to a) protect and preserve the assets that comprise the Project, b) maximize financial return to the Issuer, and c) control operating expenses.

2.	Description of the Project. The property (herein, the “Project”) to be managed by the Manager under this Agreement is, an independent senior retirement living community to be developed by The Covenant Group of Texas, Inc. (“Developer”) in accordance with the Facility Site consisting of the land, buildings, and other improvements including a, library, theatre, activity room, beauty/barber shop, dining, room and supporting kitchen spaces and other amenities also described as follows:

124 Unit independent senior retirement living- community to be developed by Developer on approximately 7.527 acres located at the southwest corner of Corn Valley and Freetown Roads, Grand Prairie, Texas.

3.	Definitions. As used in this Agreement

a.	“Bonds” means those certain tax-exempt bonds that were issued to finance the Project.

b.	“Certificate of Occupancy” means a final, irrevocable certificate of occupancy issued by the relevant governmental authority with jurisdiction over the Project which permits the full and lawful occupancy and use of the entire Project for its intended uses:

c.	“Effective Date” means the first calendar day following the date the Project has received a Certificate of Occupancy and all Permits required to operate.

d.	“Facility Standard” means the standards, policies and programs prevailing and in effect from time to time and applicable to the Crescent Point, a 112-unit independent senior living community located in Cedar Hill, Texas, including, but not limited to, all phases of operations and programs such as purchasing programs, sales promotions programs, quality improvement programs, activities, services, and the like.

e.	“Indenture” means the Trust Indenture dated of even date herewith by and between the Issuer and Wells Fargo, National Association, as Trustee, entered into in connection with the issuance of Bonds.

f.	“State” means State of Texas.

Unless the context in which they are used clearly indicates otherwise, all other capitalized terms shall have meanings assigned in the Indenture.

4.	Identity of Interest. The Manager discloses to the Issuer and any Notice Beneficial Owner as that term is defined in the Indenture) any and all identities of interest that exist or will exist between the Manager and the Issuer, suppliers of material and/or services, or vendors in any combination of relationship. A certification by memorandum of such disclosure is attached and made part of this Agreement. (See Exhibit A).

5.	Management Plan. Attached hereto as Exhibit B and hereby incorporated herein, is a copy of the Management Plan (the “Management Plan”) for the Project. The Management Plan provides a comprehensive and detailed description of the policies and procedures to be followed in the management of the Project. In many of its provisions, this Agreement briefly defines the nature of the Manager’s obligations, with the intention that reference be made to the Management Plan for more detailed policies and procedures. Accordingly, the Issuer and the Manager will comply with all applicable provisions of the Management Plan, regardless of whether specific reference is made thereto in any particular provision of this Agreement. In the event of any discrepancies between this Agreement and the Management Plan, the terms of this Agreement will prevail.

6.	Basic Information. As soon as possible after completion of construction of the Project, the Manager will obtain from the Developer a complete set of “as built” plans and specifications and copies of all guarantees and warranties relevant to construction, fixtures, and equipment as well as any assignments thereof from the Developer to the Issuer.

7.	Compliance with Governmental Orders. The Manager will take such action as may be necessary to comply promptly with any and all governmental orders, requirements, rules, regulations, or codes affecting or applicable to the Project, whether imposed by federal, State, county, or municipal authority. Nevertheless, the Manager shall take no action so long s the Issuer is contesting, or has affirmed its intention to contest, any such order or requirement. The Manager will notify the Issuer and any Notice Beneficial Owner in writing of all notices of such orders or other requirements, within seventy-two (72) hours from the time of their receipt.

8.	Nondiscrimination. In performance of its obligations under this Agreement, the Manager will comply with the provisions of any and all federal, State, or local Fair Housing law prohibiting discrimination in housing on the grounds of race, color, religion, sex, familial status, national origin, or handicap. Other nondiscrimination provisions include Title VI of the Civil Rights Act of 1964 (Public Law 88-352,78 Stat. 241), Section 504 of the Rehabilitation Act of 1973, and the Age Discrimination Act of 1975 (collectively, “Fair Housing Requirements”).

9.	Crime and Dishonesty Coverage. The Manager agrees to furnish, at its own expense, crime and dishonesty coverage for the off-site employees of the Manager who are entrusted with the receipt, custody, and disbursement of any Project moneys, securities, or readily saleable property other than money or securities. Coverage of $250,000 will be provided. The Manager will obtain coverage from a company licensed to provide coverage in the Project locality. Coverage will be in force to coincide with the assumption of fiscal responsibility by the Manager until that responsibility is relinquished. The other terms and conditions of the coverage, and the surety thereon, will be subject to the requirements and approval of the Issuer.

10.	Bids, Discounts, Rebates, etc. With prior approval of the Issuer, the Manager will obtain contracts, materials, supplies, utilities, and services on the most advantageous terms to the: Project, and is authorized to solicit bids, either formal or informal, for those items which can be obtained from more than one source. The Manager will secure and credit to the Issuer all discounts, rebates, or commissions obtainable with respect to purchases, service contracts, and all other transactions on the Issuer’s behalf.

11.	Manager’s Authority.

The Issuer authorizes the Manager to:

a.	Operate the Project according to the Management Plan.

b.	Operate and maintain the Project in accordance with the expense category subtotals in the applicable Operating Budget (defined in Section 21 hereof) and the Facility Standard.

c.	Purchase all material, equipment, tools, appliances, supplies, and services necessary for proper maintenance and repair of the Project as stipulated by the Issuer in the Management Plan, Operating Budget, and/or other form of written documents.

e.	Notwithstanding any of the foregoing provisions or any similar provisions that follow, the prior written approval of the Issuer will be required for any one expenditure which exceeds One Thousand Dollars ($1,000.00) in any one instance, for litigation involving the Project, or labor, materials, or otherwise in connection with the maintenance. and repair of the Project. This limitation is not applicable to expenses within the limits of the Operating Budget or emergency repairs involving manifest danger to persons or property, or that are required to avoid suspension of any necessary service to the Project. In the latter event, the Manager will inform the Issuer and any Majority Holder of the facts as promptly as possible.

f.	Represent the Issuer in specific matters related to management of the Project.

12.	Management Input. The Manager will advise and assist the Issuer with respect to management planning and during construction of the Project and subsequent review. The Manager’s specific tasks will be:

a.	Participation in the on-site final inspection of the Project;

b.	Continuing review of the Management Plan, for the purpose of keeping the Issuer advised of necessary or desirable changes;

c.	Coordinate management concerns with the design and construction of the Project;

d.	Facilitate completion of any corrective work; and

e.	Facilitate the Manager’s responsibilities for arranging utilities and services under this Agreement. The Manager will keep the Issuer advised of all significant matters of this nature.

13.	Marketing and Tenant Certification. The Manager will carry out the marketing and tenant certifications activities prescribed in the Management Plan, observing all applicable Fair Housing Requirements and the requirements of the Indenture. Subject to the Issuer’s prior approval, advertising expenses will be paid out of the Operating and Maintenance Fund Bated pursuant to thee Indenture as Project expenses. At all times, the Manager shall be responsible for the review and approval of all tenant income and age certifications and associated documents for each tenant in accordance with the requirements of the Indenture and preparation and submittal of monthly and annual reports to the Issuer and any Notice Beneficial Owner.

14.	Rentals. Upon notice of pending vacancy, the Manager will promptly offer for rent and will rent the dwelling units in the Project.

a.	The Manager will make preparations for initial rent-up, as described in the Management Plan.

b.	The Manager will follow all requirements for resident selection required by the Indenture.

c.	The Manager will show the premises and available units to all prospective residents without regard to race, color, national origin, sex, religion, familial status or disability; and will provide for reasonable accommodation to individuals with disabilities.

d.	The Manager will take and process all applications received for rentals. If an application is rejected, the Manager will inform the applicant in writing of the reason for rejection. The rejected application, with the reason for the rejection noted thereon, will be kept on file until a compliance review has been conducted or for at least three years. If the rejection is because of information obtained from a Credit Bureau, the source of the report must be revealed to the applicant according to the Fair Credit Reporting Act. A current list of qualified applicants will be maintained.

e.	The Manager will prepare all dwelling leases and will execute the same in its name, identified thereon as manager for the Issuer. The terms of all leases will comply with the relevant provisions of State and local law and the Indenture. Dwelling leases will be in a form approved by the Issuer.

f.	The Issuer will furnish the Manager with rent schedules showing approved rents for all units and income data relevant to determination of resident eligibility. In no event will the rents be exceeded, or to the extent agreed by Issuer, rent schedules may be included with the submission of the annual Operating Budget.

g.	The Manager will counsel all prospective residents regarding eligibility and will prepare and verify eligibility certifications and recertifications in accordance with the requirements of the Indenture.

h.	The Manager will collect, deposit, and disburse security deposits, if required, in accordance with the terms of each tenant’s lease (“Security Deposits”). The amount of each Security Deposit will be as specified in the Management Plan. Security Deposits will be deposited by the Manager on the day of receipt in a non-interest bearing account, separate from all other accounts and funds, with a bank or other financial institution whose deposits are insured by an agency of the United States Government and designated of record as “(Name of Project) Security Deposit Account.”

15.	Collection of Rents and Other Receipts. The Manager will collect when due all rents, charges, and other amounts receivable on the Issuer’s account in connection with the management and operation of the Project. Such receipts (except for Security Deposits, which will be handled as specified above) will be deposited on the day of receipt in the Revenue Fund created pursuant to the Indenture.

16.	Enforcement of Leases. The Manager will secure full compliance by each tenant with the terms of his lease. Voluntary compliance will be emphasized, and the Manager, through the on-site management staff, utilizing the services of available agencies will counsel tenant and make referrals to community agencies in cases of financial hardship or under other circumstances deemed appropriate by the Manager, to the end that involuntary termination of tenancies may be avoided to the maximum extent consistent with sound management of the Project. Nevertheless, the Manager will lawfully terminate any tenancy when, in the Manager’s judgment, sufficient cause (including but not limited to nonpayment of rent) for such termination occurs under the terms of the tenant’s lease. For this purpose, the Manager is authorized to consult with legal counsel to be designated by the Issuer, to bring actions for eviction, and to execute notices to vacate and judicial pleading incident to such actions; provided, however, the Manager keeps the Issuer informed of such actions and follows such instructions as the Issuer may prescribe for the conduct of any such action. The Manager shall also attempt to obtain reimbursement from such tenants for all legal expenses, including attorney’s fees incurred on behalf of the Issuer in connection with such legal action. Attorney’s fees and other necessary costs incurred in connection with such actions will be paid out of the Operating and Maintenance Fund as an expense of the Project.

17.	Maintenance and Repair. The Manager will maintain and repair the Project in accordance with the Management Plan, the Facility Standard and local codes, and keep it in a condition acceptable to the Issuer, any Majority Holder, and the Trustee, including but not limited to cleaning, painting, decorating, plumbing, carpentry, grounds care, and such other maintenance and repair work as may be necessary, subject to any limitations imposed by the Issuer in addition to those contained herein.

Incident thereto, the following provisions will apply:

a.	Special attention will be given to preventive maintenance and, to the greatest extent feasible, the services of regular maintenance employees will be used.

b.	Subject to the Issuer’s prior approval, the Manager will contract with qualified independent contractors for the maintenance and repair that is beyond the capability of on-site staff and for extraordinary repairs. All contracts will be in the Issuer’s name, except where otherwise prohibited by law, and will be executed only by officers of the Issuer, or officers of the Manager, as directed in writing by the Issuer. Provided, however, that contracts for maintenance and repair within limits set forth in the applicable Operating Budget or for emergency repairs (those to which Issuer’s consent cannot reasonably be obtained expeditiously enough to prudently remedy such occurrence) do not require Issuer’s execution or approval.

c.	The Manager will systematically and promptly receive and investigate all service requests from tenants, take such action thereon as may be justified, and will keep records of the same. Emergency requests will be received and serviced on a twenty-four (24) hour basis. Complaints of a serious nature will be reported to the Issuer promptly in writing after investigation.

d.	To the extent contained in an approved Operating Budget, the Manager is authorized to purchase all materials, equipment, tools, appliances, supplies, and services necessary to properly maintain and repair the Project.

e.	Notwithstanding any of the foregoing provisions, the prior approval of the Issuer will be required for any expenditure which exceeds One Thousand Dollars ($1,000.00) in any one instance for labor, equipment, tools, appliances, supplies, services, materials, or otherwise in connection with the maintenance and repair of the Project, except for recurring expenses within the limits of an approved Operating Budget or emergency repairs involving manifest danger to persons or property, or required to avoid suspension of any necessary service to the Project. in the latter event, the Manager will inform the Issuer and any Majority Holder of the facts as promptly as possible.

18.	Utilities and Services. In accordance with the Management Plan and the approved Opening Budget, the Manager will make arrangements for water, electricity, gas, sewage and trash disposal, pest control, lawn and pool maintenance, security, laundry facilities theatre operation and maintenance, beauty/barber shop operation and maintenance, and food and beverage services for the dining room providing three meals per day (breakfast, lunch and dinner) and similar services commensurate with the Facility Standard. Subject to the Issuer’s prior approval, the Manager will make such contracts as may be necessary to secure such utilities and services. All contracts will be in the Issuer’s name, except where otherwise prohibited by law, and will be executed only by officers of the Issuer, or officers of the Manager, as directed in writing by the Issuer. Provided, however, that any such contracts within limits set forth in the applicable Operating Budget and the Tax Covenant in Section 38 below do not require Issuer’s execution or approval.

19.	Employees. The Management Plan prescribes the number, qualifications, and duties of the personnel to be regularly employed in the management of the Project, including the on-site managers, and maintenance, bookkeeping, clerical, and other managerial employees. All such on-site personnel will be employees solely of the Manager, and not of the Issuer, and will be hired, supervised, and discharged through the Manager, subject to the flowing conditions:

a.	The compensation (including fringe benefits) of-on-site personnel will be within the Manager’s sole discretion, subject to the approved Operating Budget and provided minimum wage standards are met and the compensation is in accordance with local market conditions.

b.	The Issuer will reimburse the Manager for compensation (including fringe benefits) payable to the on-site management and maintenance employees, as prescribed in the Management Plan, for costs of recruiting, relocation, or travel incurred in connection with the employment of staff for the Project, and for all local, state, and federal taxes and assessments (including but not limited to Social Security taxes, unemployment insurance, and Worker’s Compensation insurance) incident to the employment of such personnel. These reimbursement will be paid out of the Operating and Maintenance Fund and will be treated as expenses of the Project.

c.	Compensation (including fringe benefits) payable to the on-site staff (including all bookkeeping, clerical, and other managerial personnel), plus all local, state, and federal taxes and assessments incidents to the employment of such personnel will be borne solely by the Project, and will not be paid out of the Manager’s fee. The rental value of any dwelling unit furnished rent-free to the on-site staff will be treated as a cost to the Project.

d.	The Manager shall conduct any background or fitness tests the Manager deems appropriate for potential new employees of the Project including, but not limited to, drug testing and credit review, provided that such testing and background checks are consistent with applicable laws and the employment policies and procedures of the Manager. The costs associated with such testing and background tests shall be expenses of the Project.

e.	Manager shall maintain for all of its employees workers compensation insurance in accordance with statutory requirements, social security coverage, and unemployment insurance and shall withhold and promptly pay on the employees behalf such additional taxes as may be required by federal, state, or local law.

20. Disbursements From Operating and Maintenance Fund

a.	From the funds collected and deposited by the Manager in the Revenue Fund, and transferred pursuant to the Indenture to the Operating and Maintenance Fund, the Manager is entitled to make disbursements from the Operating and Maintenance Fund to and Manager may request Trustee to make disbursements in advance, on the first day of each calendar month equal to one-twelfth (1/12th) of the applicable Operating Budget to:

(1)	Pay the Manager for compensation payable to the employees specified in the Management Plan and in accordance with the applicable Operating Budget, and for the taxes and assessments payable to local, state, and federal governments in connection with the employment of such personnel, including reasonable and customary benefits.

(2)	Pay all sums otherwise due and payable by the Issuer as expenses of the operation of the Project authorized to be incurred by the Manager under the terms of this Agreement and under the applicable Operating Budget, including compensation payable to the Manager for its service hereunder.

b.	Except for the disbursements mentioned above, funds will be disbursed or transferred from the Operating and Maintenance Fund only as the Issuer (with the consent of any Majority Holder) may from time to time direct in writing.

c.	In the event the balance in the Operating and Maintenance Fund is at any time insufficient to pay disbursements due and payable under this section, the Manager will inform the Issuer and any Majority Holder of that fact and to the extent the Issuer has funds available at the Issuer’s discretion, the Issuer will then remit to the Manager sufficient funds to cover the deficiency. In no event will the Manager be required to use its own funds to pay such disbursements.

d.	Owner has anticipated that during the initial lease-up of the Project that revenues collected from the residents will not be sufficient to pay disbursements due and payable under this section and as such, Owner has provided in the financing of the Project certain funds to cover this deficiency to be deposited into the Operating Deficit Reserve Fund (as defined in the Indenture). During this initial prestabilization and lease-up period, in order to ensure services for the Project are uninterrupted and Project expenses are met when due and payable, Trustee is obligated to apply money from the

Operating Deficit Reserve Fund to fund operating expenses which are in excess of gross revenues.

21.	Budgets. Annual operating budgets (“Operating Budget”) for the Project will he as approved by the Issuer and the Beneficial Owners (as such term is defined in the Indenture) of a majority in principal amount of Bonds outstanding. Annual disbursements for all costs of operating the Project will not exceed the amount authorized by the approved Operating Budget. In addition to preparation and submission of a recommended operating budget for the initial fiscal year, the Manager will prepare a recommended operating budget for each subsequent fiscal year beginning during the term of this Agreement, and will submit the same to the Issuer and any Notice Beneficial Owner thirty (30) days before the beginning of the fiscal year. The Issuer will promptly inform the Manager of any changes incorporated in the approved budget, and the Manager will notify the Issuer and any Notice Beneficial Owner in writing of any anticipated deviation from the receipts or disbursements stated in the approved budget. The Operating Budget for the first year of operation is attached hereto as Exhibit C.

22.	Records and Report. In addition to any requirements specified in the Management Plan or in other provisions of this Agreement, the Manager will have the following responsibilities with respect to records and reports:

a.	The Manager will establish and maintain a comprehensive system of records, books, and accounts in a manner satisfactory to the Issuer and any Majority Holder. All records, books, and accounts will be subject to examination at reasonable hours by any authorized representative of either of any Majority Holder or the Issuer. The Manager will provide monthly reports showing occupancy, income, expenses, and other customary matters to the Issuer, any Majority Holder, and any other Notice Beneficial Owners of Bonds.

b.	With respect to each calendar year ending during the term of this Agreement, the Manager will have an annual financial report (audit) for the Project prepared by a Certified Public Accountant, based upon the preparer’s examination of the books and records of the Issuer and the Manager. The report will be prepared as required by the Indenture, will be certified by the preparer and the Manager, and will be submitted to the Issuer and any Notice Beneficial Owners) within ninety (90) days after the end of the calendar year, for the Issuer’s further certification and submission in accordance with the requirements of the Indenture. Compensation for the preparer’s services will be paid out of the Operating and Maintenance Fund as an expense of the Project.

c.	The Manager will submit quarterly unaudited financial statements to the Issuer and any Notice Beneficial Owners within 20 days after the end of each quarter.

d.	The Manager will prepare a monthly report for the Project comparing actual and budgeted figures for receipts and disbursements, and deliver delinquency reports, rent rolls, activity reports for all reserve accounts (to the extent applicable), a balance sheet for the Project and also will prepare monthly construction reports for major capital improvements or repairs to the Project (other than for the initial construction of the Project) and will submit each such report to the Issuer and any Majority Holder (with a copy to the Notice Beneficial Owners of Bonds) within ten (10) days after the end of the month covered.

e.	The Manager will furnish such information (including occupancy reports) as may be requested by the Issuer or any Majority Holder from time to time (with a copy to the Notice Beneficial Owners of Bonds) with respect to the financial, physical, or operational condition of the Project.

f.	The Board of Directors of the Issuer may select an accountant, which accountant shall review the financial records of the operation of the Project every six months commencing six months after the initial occupancy of the Project. In addition, said accountant shall perform a year end audit annually. The Manager will ensure that said accountant has access to any and all financial records relating to the operation of the Project. The cost of such audit shall be deemed an expense of the Project payable out of the Operating and Maintenance Fund.

g.	The Manager will prepare and submit (with a copy to the Notice Beneficial Owners of Bonds) all reports required to confine compliance with Bond requirements of the Indenture, Bonds, and any documents relating thereto.

23.	On-site Management Facilities. The Manager will continually maintain management offices within the Project.

24.	Insurance. The Issuer will inform the Manager (a copy to be sent to any Notice Beneficial Owner) of insurance to be carried with respect to the Project and its operations, and the Manager will cause such insurance to be placed and kept in effect at all times. In addition, manager acknowledges that the Indenture requires Issuer to implement the recommendations of the Insurance Consultant (as defined in the Indenture) and therefore, agrees that upon receipt of the Insurance Consultant’s recommendations, that Manager will take any steps necessary and/or appropriate to implement such recommendations. All premiums for insurance coverage will be treated as operating expenses. All insurance will be placed with such companies, on such conditions, in such amounts, and with such beneficial interests appearing thereon as shall be acceptable to the Issuer and any Majority Holder, and shall be otherwise in conformity with the Indenture (including, without limitation, those coverages set forth on Exhibit D attached hereto and incorporated herein); provided that the same will include public and professional liability coverage, with the Manager, the Issuer, and the Trustee designated as insureds as their interests appear, in amounts acceptable to the Manager as well as the Issuer and any Majority Holder. The cost of such insurance will be reimbursed to Manger in accordance with this Agreement. The Manager will investigate and furnish the Issuer and any Majority Holder with full reports as to all accidents, claims, and potential claims for damage relating to the Project, and will cooperate with the Issuer’s insurers in connection therewith.

25.	Manager’s Compensation. The Manager will be compensated for its services under this Agreement by monthly fees which comply with the operating guidelines for management contracts set forth in Revenue Procedure 97-13, 1997-5 I.R.B. 18, including any revisions or amendments thereto pursuant to section 141 of the Code (as defined below), to be paid out of the Operating and Maintenance Fund as an expense of the Project. Such fees will be payable on the fifth (5th) day of each month for the preceding month with the first payment to be on the fifth (5th) day of the second calendar month following the Effective Date. The Manager’s property management fee will be in an amount equal to (a) $7,500.00 per month (“Base Fee”), plus (b) the excess, if any, of 6% of the gross income received from the Project each month, excluding Security Deposits, over $7,500.00 (“Incentive Fee”) provided, however that the monthly Incentive Fee shall not exceed the Base Fee for any month, and provided further that the Incentive Fee shall be paid only after provision for payment of all debt service associated with Bonds (including funding of any reserves required (other than the Operating Deficit Reserve Fund) pursuant to the Indenture or any of the agreements or instruments executed in connection with the issuance of Bonds) then due; provided that to the extent money is not available to pay the foregoing fees when due, such fees will accrue and be paid as money is available.

26.	Term of Agreement.

a.	This Agreement shall be in effect for a period of five (5) years, beginning on the Effective Date and ending on that date that is the day before five (5) years thereafter unless otherwise terminated in accordance with this Agreement, subject to subparagraph (b) below. In addition, the Issuer shall terminate this Agreement if directed in writing by the Beneficial Owners of a majority in principal amount of Bonds outstanding in accordance with the requirements of the Indenture.

b.	Upon an Event of Default by a party as set forth in Section 27 below, this Agreement may be terminated prior to the expiration of the term by the other party. In addition, the Issuer may terminate this Agreement at any time after the third (3rd) anniversary of the Effective Date upon sixty (60) days’ notice to the Manager. The Issuer may also terminate this Agreement at any time the debt service coverage generated by operation of the Project on Bonds falls below 115% for any two consecutive quarters, after January 1, 2007.

c.	Upon termination, the Manager will cooperate with the Issuer and will (i) submit to the Issuer any financial statements required by the Issuer or any Majority Holder and any and all books, records, and documents pertaining to the Project in the Manager’s possession, (ii) fulfill any and all obligations hereunder which have accrued prior to the effective date of such termination, including, but not limited to, all reporting and accounting functions (iii) deliver to Issuer all materials, supplies, keys, security codes, inventories, consumables, and the like pertaining to the Project or its operation, (iv) assign, as directed by Issuer, any rights Manager may have in any existing contracts pertaining to the operation and/or maintenance of the Project; and (v) provide Issuer with assistance in coordinating with any successor manager to ensure a smooth transition, including, but not limited to, delivering of all Project files, notifying tenants and other interested parties, and providing assistance with respect to transfer of information to any new software from existing software. After the Manager or the Issuer have accounted to each other with respect to all matters outstanding as of the date of termination, the Issuer will either promptly pay or discharge, or furnish the Manager security, in form and principal amount reasonably satisfactory to the Manager, against any obligations or liabilities the Manager may properly have incurred on behalf of the Issuer hereunder.

27.	Default and Termination.

a.	Each of the following shall constitute an Event of Default on the part of the Manager:

(1)	a failure to keep, observe, perform, meet, or comply with any covenant, agreement, term, or provision of this Agreement to be kept, observed, performed, met, or complied with by the Manager hereunder, which failure continues for a period of thirty (30) days after the Manager has been provided written notice thereof;

(2)	the Manager shall (i) admit in writing its inability to pay its debts; (ii) make a general assignment for the benefit of creditors; (iii) suffer a decree or order appointing a receiver or trustee for it or substantially all of its property to be entered and, if entered without its consent, not to be stayed or discharged within sixty (60) days; (iv) suffer proceedings under any law relating to bankruptcy, insolvency, or the reorganization or relief of debtors to be instituted by or against it and, if contested by it, not to be dismissed or stayed within sixty (60) days; or (v) suffer any judgment, writ of attachment or execution, or any similar process to be issued or levied against a substantial part of its property which is not released, stayed, bonded, or vacated within sixty (60) days after issue or levy; or

(3)	the discovery by the Issuer that any statement, representation, or warranty in this Agreement or furnished pursuant to this Agreement is false, misleading, or erroneous in any material respect.

b.	Upon the occurrence of an Event of Default by the Manager, the Issuer, with the consent of the Beneficial Owners of a majority in principal amount of Bonds outstanding or at the direction of any the Beneficial Owners of a majority in principal amount of Bonds outstanding, shall have the right to pursue any remedy it may have at law or equity, including but not limited to, (a) reducing its claim to a judgment, (b) taking action to cure the Event of Default, in which case the Issuer may offset against any payment due all reasonable costs incurred by the Issuer in connection with its efforts to cure such Event of Default, and (c) termination of this Agreement and removal of the Manager from the Project and the offsetting against any payments of any reasonable amounts expended by the Issuer to cure the Event of Default. In the event of the Manager’s removal due to an Event of Default, the Issuer shall have no further obligations to the Manager after such removal and the Manager agrees to comply with paragraph 26(c) hereof with respect to the transition of management of the Project.

c.	Upon the occurrence of the Manager’s removal due to an Event of Default, the Issuer or its designee shall have the exclusive right to assume any and all contractual and/or leasehold rights of the Manager, if any, relating to the occupation of the Project.

d.	Each of the following shall constitute an Event of Default on the part of the Issuer:

(1)	except as otherwise provided herein, failure by the Issuer to pay within sixty (60) days after payment is due any payment required to be paid to the Manager pursuant to this Agreement; or

(2)	failure by the Issuer to observe and perform any material covenant, condition, or agreement on its part to be observed or performed, or its failure or refusal to substantially fulfill any of its material obligations hereunder, unless caused by the default of the Manager, and unless cured by the Issuer within thirty (30) days after receiving written notice thereof.

e.	Upon an Event of Default by the Issuer, the Manager’s sole remedy shall be to terminate this Agreement. Upon such termination, the Manager shall be entitled to receive payment for all services, furnished under this Agreement up to and including the date of such termination, but solely from funds available therefor in the Operating and Maintenance Fund, for services furnished under this Agreement.

f.	To the extent that there is any Event of Default under the Indenture or the Deed of Trust, the Manager may be removed by the Issuer, with consent of any the Beneficial Owners of a majority in principal amount of Bonds outstanding or at the direction of any the Beneficial Owners of a majority in principal amount of Bonds outstanding and the Issuer may appoint the replacement manager, with the consent of any the Beneficial Owners of a majority in principal amount of Bonds outstanding.

28.	Bond Compliance Monitoring.

The Manager will be responsible for monitoring and verifying the eligibility of tenants under the requirements of the Indenture:

a.	To understand and maintain any rent restrictions and eligibility requirements set forth in the Indenture and Section IV of the Management Plan.

b.	To properly inform applicants and tenants regarding the requirements of occupancy in the Project.

c.	To verify income and any other appropriate characteristics (using an annual income certification form) on all applicants for occupancy in the Project and to confirm and document eligibility for occupancy based on criteria set forth in the Management Plan.

d.	To assign new units and units coming vacant throughout the life of the Project to qualified applicants in accordance with the requirements of the Issuer and the Management Plan.

e.	To assist in preparing monthly, quarterly, or annual reports required by state compliance monitoring agencies, if any, accountants, or the Issuer.

f.	To stay informed regarding changes and clarifications in the program. As such, to maintain an ongoing dialogue with the various agencies and individuals responsible for compliance monitoring.

29.	Manager’s Indemnification. Notwithstanding any provision of this Agreement or any obligation of the Manager hereunder, it is understood and agreed: (a) that, subject to the provisions of clause (c) below, the Issuer has assumed and will maintain its responsibility and obligation throughout the term of this Agreement for the finances and the financial stability of the Project; (b) that the Manager shall have no obligation, responsibility, or liability to fund authorized project costs, expenses, debts, liabilities, or accounts other than those funds generated by the Project itself or provided to the Project or to the Manager by Issuer, if such obligations arose in connection with actions taken in good faith and within the scope of this Agreement; and (c) any obligation for the payment of money that Issuer may incur under this Agreement or in connection with the Project shall not be deemed to constitute a general obligation of the Issuer, the State, or the City of Grand Prairie, but shall be payable solely from money on deposit in the Operating and Maintenance Fund created under the Indenture to the extent there is money on deposit therein, and shall not, under any circumstances be paid from any other property of the Issuer. To the extent permitted by law, and subject to the provisions of clause (c) above, the Issuer hereby indemnifies the Manager and agrees to hold it harmless with respect to project costs, expenses, accounts, debts, liabilities, and obligations and any legal fees and expenses incurred without negligence or bad faith of the Manager in connection therewith during the term of this Agreement. To the extent permitted by-law, the Manager hereby indemnifies the Issuer and agrees to hold the Issuer harmless from any loss, liability, or cost (including reasonable attorneys’ fees) not covered by insurance proceeds that the Issuer may sustain, incur, or assume as a result of any claims that may be alleged, made, instituted, or maintained against the Manager or the Issuer, jointly or severally, resulting from the negligence or willful misconduct of the Manager, or its agents or employees, in connection with the performance of the Manager’s duties under this Agreement.

30.	Interpretative Provisions.

a.	This Agreement constitutes the entire agreement between the Issuer and the Manager with respect to the management and operation of the Project. No change will be valid unless made by supplemental written agreement approved, in writing, by the Issuer and Beneficial Owners of a majority in principal amount of Bonds outstanding. Each party has had the opportunity to have this Agreement reviewed by counsel of its choice, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party may not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

b.	This Agreement may be executed in several counterparts, each of which shall constitute a complete original Agreement, which may be introduced in evidence or used for any other purpose without production of any of the other counterparts.

c.	At all times, this Agreement will be subject and subordinate to all rights of the Issuer, and will work to the benefit of and constitute a binding obligation upon the Manager and the Issuer and their respective successors and assigns. To the extent that this Agreement confers rights upon the Manager and the Issuer, it will be deemed to work to their benefit, but without liability to either, in the same manner and work with the same effect as though the Manager and the Issuer were primary parties to the Agreement.

d.	The Manager shall not transfer or assign its rights, obligations, or duties under this Agreement without the prior written approval of the Issuer and the Beneficial Owners of a majority in principal amount of Bonds outstanding.

e.	The Issuer has assigned its rights under this Agreement to the Trustee, as security for Bonds.

31.	Severability. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

32.	Governing Law. This Agreement shall be governed by and subject to the laws of the State of Texas.

33.	Representations, Warranties, and Covenants of the Manager.

The Manager hereby represents, warrants to, and covenants with the Issuer and for the benefit of the owners of Bonds that:

a.	The Manager has been, and will be during the term of this Agreement, duly incorporated and is in good standing under the laws of the State of Delaware and authorized to do business in the State.

b.	The Manager holds, and will hold during the term of this Agreement, all material licenses, certificates, and permits from all governmental authorities necessary for the conduct of its business and has received no notice of proceedings relating to the revocation of any such license, certificate, or permit which singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially affect the conduct of the business, results of operations, net worth, or condition (financial or otherwise) of the Manager;

c.	The Manager has the full power and authority to execute, deliver, and perform, and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery, and performance of this Agreement has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid, and binding obligation of the Manager, enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights in general and (ii) by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

d.	Neither the execution and delivery by the Manager of this Agreement, the consummation by the Manager of the transactions contemplated hereby, nor the fulfillment of or compliance by the Manager with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, conditions, or provisions of the Manager’s charter or bylaws or any legal restriction or any material agreement or instrument to which the Manager is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment, or decree to which the Manager or its property is subject;

e.	At the date hereof, the Manager does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every one of its covenants contained in this Agreement.

f.	There is no litigation pending or, to the Manager’s knowledge, threatened, which, if determined adversely to the Manager, would adversely affect the execution, delivery, or enforceability of this Agreement, or the ability of the Manager to manage the Project hereunder in accordance with the terms hereof or which would have a material adverse effect on the financial condition of the Manager;

g.	No consent, approval, authorization, or order of any court or governmental agency or body is required for the execution, delivery, and performance by the Manager of or compliance by the Manager with this Agreement or the consummation by the Manager of the transactions contemplated by this Agreement;

h.	The consummation by the Manager of the transactions contemplated by this Agreement are in the ordinary course of business of the Manager.

i.	The manager shall not knowingly engage in any activities, fail to take any action, or take any action which would result in Bonds becoming “Arbitrage

Bonds” or “Private Activity Bonds” within the meaning of the Internal Revenue Code of 1986, as amended.

j.	Manager will not engage in any activity that could create, or be deemed to create, a conflict of interest with Issuer or Issuer’s goals for the Project, which goals include, but are not limited to, maximizing financial returns, protection and preservation of the assets comprising the Project and control of operating expenses. In furtherance this covenant, Manager agrees that it will not utilize any prospective tenant lists or information, contact past or present tenants of the Project or otherwise solicit any tenants or prospective tenants of the Project for a tenancy in any other projects owned or managed by Manager or in any other way use any referrals (personal or otherwise), tenant lists, marketing studies or the like obtained, created or generated in the course of performing its obligations hereunder in connection with or for the benefit of other senior living facilities owned, operated or managed by Manager. Manager hereby acknowledges and agrees that it will keep any information acquired or obtained by Manager in carrying out its obligations hereunder confidential, except as otherwise required by law, court order or as permitted by Issuer.

34.	Manager Responsible for Operation of the Project. The operation of the Project will be entirely under the control of the Manager and its employees.

35.	Limitation on Liability. None of the officers, agents, or employees of the Issuer shall have any personal liability for the obligations of the Issuer hereunder. The Issuer’s obligations hereunder shall be satisfied solely from the Trust Estate created under the Indenture or from other funds (if any) derived from the ownership, operation, or disposition of the Project and shall not constitute a general liability of the Issuer.

36.	Amendment. This Agreement may only be amended by a written instrument executed by both of the parties hereto and upon consent of any Majority Holder as set forth in Section 13.1 of the Indenture.

37.	Qualified Management Agreement. This Agreement is intended to, and shall constitute a “qualified management agreement” in compliance with applicable requirements of section 141 of the Internal Revenue Code, as amended (“Code”) and Rev. Proc. 97-13, 1997-5 I.R.B. 18, and shall be interpreted in accordance with such requirements.

38.	Tax Covenant. The Manager agrees to manage and operate the Project in a manner which, to the extent of its rights and authority under this Agreement and as otherwise authorized by the Issuer in writing, preserves the exemption from federal income tax of interest on Bonds, and in particular, comply with section 141(b) of the Code, Section 1.141-3 of the Treasury Regulations, and Revenue Procedure 97-13 relating to conditions under which tax-exempt bond-financed property will be considered used for a nonpermissible private business use.

39.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent (i) by facsimile transmission, with receipt confirmed, to the Issuer or to the Manager at the numbers indicated below; (ii) by hand delivery or nationally recognized overnight courier addressed as indicated below; (iii) by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

To the Issuer:	Grand Prairie Housing Finance Corporation
P.O. Box 32758
Grand Prairie, Texas 75053
Facsimile: (972) 772-8142

With a copy to:	Andrews & Kurth, LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Kacy J. Whitehead
Facsimile: (214) 659-4401

To the Manager:	CGI Management, Inc.
5601 Bridge Street, Suite 504
Fort Worth, Texas 76112
Attention: Gary Staats
Facsimile: (817) 446-0923

To the Trustee:	Wells Fargo Bank, National Association
1445 Ross Avenue, 2nd Floor
Dallas, Texas 75202
Attention: Nancye C. Patterson
Facsimile: (214) 777-4086

     or to such other address as shall be furnished in writing by either party to the other party. All notices and other communications hereunder will be deemed effective upon receipt however, notices given in the manner provided in subpart (iii) hereof shall be deemed effective three (3) Business Days following deposit with the United States Postal Service.

40.	Non-Compete. During the term of this Agreement the Manager agrees, that it nor any entity related to or an affiliate thereof, will develop, construct or manage any new to-be built full-service independent living retirement communities within a ten (10) mile radius of the Project, without the prior written consent of the Issuer.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the Manager and the Issuer (by their duly authorized officers) have executed this Agreement as of the date first above written.

GRAND PRAIRIE HOUSING FINANCE CORPORATION
By:	/s/
President

CGI MANAGEMENT, INC., a Delaware corporation
By:	/s/ Robert Bullock
	Name:	Robert Bullock
	Title:	Executive Vice-President

Attachments:	EXHIBIT A — Identity of Interest Disclosure Certificate
EXHIBIT B — Management Plan
EXHIBIT C — Initial Operating Budget